As filed with the U.S. Securities and Exchange Commission on September 1 2006
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES
ACT OF 1933

SPATIALIGHT, INC.
(Exact name of registrant as specified in its charter)

New York	16-1363082
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Five Hamilton Landing, Suite 100
Novato, California 94949
(415) 883-1693
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Olins
Chief Executive Officer
SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, California 94949
(415) 883-1693
(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time as described in the prospectus after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed maximum offering price	Amount of registration fee (1)
Primary Offering: Common Shares, par value $.01 per share Debt Securities Guarantees of Debt Securities (4) Warrants Units Subscription Rights	(2)	(3)	$75,000,000 (3)	$8,025 (6)
Secondary Offering: Common Shares, par value $.01 per share	884,225	$2.28 (5)	$2,011,612	$215.24
Total			$77,011,612	$8238.99

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.
(2)
There are being registered hereunder such indeterminate number of common shares, such indeterminate principal amount of debt securities, such indeterminate amount of guarantees of debt securities, such indeterminate number of warrants to purchase common shares or debt securities, such indeterminate number of units, and such indeterminate number of subscription rights as shall have an aggregate initial offering price not to exceed $75,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $75,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common shares as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants, upon the exercise of units or pursuant to the antidilution provisions of any such securities. Separate consideration may or may not be received for securities that are being registered that are issued in exchange for, or upon conversion or exercise of, the debt securities being registered hereunder. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(4)
Subsidiaries of SpatiaLight, Inc. may fully, irrevocably and unconditionally guarantee on an unsecured or secured basis the debt securities of SpatiaLight, Inc. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.

(5)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices reported on the Nasdaq Capital Market on August 30, 2006.

(6)
Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the total registration fee due under this Registration Statement by the amount of the filing fee associated with the unsold securities from the Registrant’s registration statement on Form S-3, filed with the Commission on January 31, 2005 (SEC File No. 333-122392), registering 2,000,000 common shares (the “Prior Registration Statement”), as post-effectively amended pursuant to Rule 462(b) of the Securities Act to register an additional 400,000 common shares on Form S-3, filed on May 31, 2006 (the “Rule 462 Registration Statement”) (SEC File No. 333-134626). Of that amount, the registrant has sold 2,394,850 common shares from time to time, leaving a balance of 5,150 common shares that remain available for sale pursuant to the Prior Registration Statement and the Rule 462 Registration Statement. The associated filing fee of $$1.25 for such unsold securities, calculated under Rule 457(o), is hereby used to offset the current registration fee due. Accordingly, the Registrant is paying $8,238.99 in filing fees for this Registration Statement. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED September 1, 2006
PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SPATIALIGHT, INC.

$75,000,000

COMMON SHARES
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
WARRANTS
UNITS

SUBSCRIPTION RIGHTS

We may offer and sell common shares, debt securities, guarantees of debt securities, warrants, units, and subscription rights, and/or subscription rights at an aggregate total price not to exceed $75,000,000 from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. We may also offer common shares upon conversion of debt securities and exercise of warrants, and subscription rights. Any debt securities that we issue under this prospectus may be guaranteed by our subsidiaries. We refer to our common shares, debt securities, guarantees of debt securities, warrants, units, collectively as the “securities.” In addition, the selling shareholders may from time to time sell up to 884,225 of our common shares. We will not receive any proceeds from the sale of common shares by the selling shareholders.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide the material terms of such transactions in supplements to the prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common shares are traded on The Nasdaq SmallCap Market under the symbol “HDTV”. On August 31, 2006, the last reported sales price of our common shares as reported on The Nasdaq SmallCap Market was $2.27 per share.

We will sell directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of the securities to be made directly or through agents, dealers, or underwriters. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any agents, dealers or underwriters are involved in the sale of any of the securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

The selling shareholders may offer our common shares that are being offered by this prospectus through public or private transactions, at prevailing market prices or at privately negotiated prices.

An investment in our common shares involves a high degree of risk. Please carefully consider the information under the heading “Risk Factors” beginning on page 7.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

________________________

The date of this prospectus is September [__], 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the U.S. Securities and Exchange Commission, using a “shelf” registration process. Under the “shelf” process, we may, from time to time, offer and sell up to $75,000,000 in the aggregate of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we or the selling shareholders may offer and of the Company and it business and of the “Risk Factors” involved in investing in such securities. The general description contained herein is not necessarily meant to be complete. If required, each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. In addition, the selling shareholders may sell up to 884,225 common shares in one or more offering.

You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where To Find More Information.” We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Copies of the registration statement together with its exhibits may be inspected or obtained as described in the section titled “Where To Find More Information.” Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by reference to the registration statement.

You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date set forth on the front of those documents only.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this prospectus concerning our future, proposed and anticipated activities, certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete or the electronics industry in general; and other statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements, as such term is defined under applicable securities laws. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed below under “Risk Factors” in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

We are in the business of manufacturing high-resolution liquid crystal on silicon (LCoS) microdisplays. We are currently focused on manufacturing one core product, our 1080p T-3 LCoS Set, and selling that product to our customers and prospective customers, who are located primarily in Asia. The T-3 LCoS model has a 1920 pixels by 1080 pixels configuration. Our current customers and current prospective customers are original equipment manufacturers (OEMs) engaged in the businesses of manufacturing high definition televisions, light engines for incorporation into high definition televisions and 3-dimensional near-to-eye display devices. Our products are also suitable for incorporation into other display applications including front projection systems, rear projection computer monitors, wireless communication devices, portable games and digital assistants, although we are not currently working with OEMs of any of these products.

We refer to SpatiaLight, Inc. and its wholly-owned subsidiary SpatiaLight Korea, Inc. in this prospectus as “SpatiaLight,” the “Company” or “we,” “us,” “our” or comparable terms.

Our principal executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949, and our telephone number is (415) 883-1693.

For additional information concerning our business, see “About SpatiaLight.”

RISK FACTORS

Our shares are speculative in nature and involve a high degree of risk. Before you invest in our securities, you should be aware that there are various risks in such an investment, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document, before purchasing our securities. Our business, results of operations and financial condition, as well as the value of your investment, could be seriously harmed by any of these risks.

We are confronted by serious liquidity concerns.

As of the date hereof, we have very limited financial resources. Our operations to date have consumed substantial amounts of cash and will continue to require substantial amounts of capital in the future. In order to remain competitive, we must continue to make significant investments including further investments in research and development, equipment, and expansion of our facilities and production activities. Our $10,000,000 of Senior Secured Convertible Notes, issued in November 2004, are scheduled to mature on November 30, 2007. The Senior Secured Convertible Notes are convertible, at the option of their holders, into our common shares at the conversion price of $9.72 per share. The last sale price of our common shares on Nasdaq on August 31, 2006, was $2.27 per share. Unless the Noteholders decide to convert their notes prior to November 30, 2007, then we will be required to repay to the Noteholders the entire $10,000,000 principal amount of the notes on that maturity date.

Taking into account our current financial condition, we will require significant additional financing to satisfy our increasing working capital requirements in 2006 and thereafter. The report of our independent registered public accounting firm, Odenberg, Ullakko, Muranishi & Co. LLP, included in our Annual Report on Form 10-K/A filed with the SEC on April 11, 2006, raised substantial doubt with respect to our ability to continue as a going concern.

In the past, we have maintained our financial condition and liquidity primarily through private sales of our common shares (both registered and unregistered), convertible note financing, and the payment of exercise prices on our warrants and options. We have no assurance that outstanding stock options and warrants will be exercised in the future to any significant extent. Reliance on private equity purchase agreements and public offerings and exercises of derivative securities to finance our current and future operations entails the additional risks of our inability to sell our common shares or other securities and an insufficient number of derivative securities being exercised owing to the prevailing market prices of our underlying common shares. Additionally, any additional sales of our common stock may have a dilutive effect on the value of our outstanding shares. In the event that we are unable to obtain further financing on satisfactory terms, or at all, or if we are unable to generate sales sufficient to offset our costs, or if our costs of development and operations are greater than we anticipate, we may be unable to increase the size of our business at the rate desired or may be required to delay, reduce, or cease certain or all of our operations, any of which could materially harm our business and financial results.

Certain of the holders of the Senior Secured Convertible Notes issued by us in November 2004 have made claims of default.

As previously disclosed in our Current Report on Form 8-K, filed December 19, 2005, holders of $9,000,000 principal amount of our Senior Secured Convertible Notes have alleged that we have defaulted in the payment of the installment of interest due November 30, 2005 on these Senior Secured Convertible Notes. In addition, one of these holders, who holds $4,500,000 principal amount of the Senior Secured Convertible Notes, has alleged that we have defaulted in our failure to maintain the effectiveness of the registration statement on Form S-3 pertaining to the Senior Secured Convertible Notes (Registration No. 333-122391) in such manner as to permit such holder to sell its shares pursuant to that registration statement. That holder of $4,500,000 principal amount of the Senior Secured Convertible Notes, as previously disclosed in our Current Report on Form 8-K, filed February 14, 2006, has also alleged that we have defaulted under the terms of the Senior Secured Convertible Notes by entering into certain types of debt financing transactions. As a consequence of these alleged defaults, these holders have demanded the immediate redemption of the principal amount of their Senior Secured Convertible Notes plus a redemption premium of $675,000 to each of them. We do not believe that we have defaulted in the payment of interest on the Senior Secured Convertible Notes, and we believe that the registration statement has remained effective, that we have not entered into any debt financing transactions that would constitute a breach or failure in any material respect, and that we are otherwise in compliance with the relevant provisions of the Senior Secured Convertible Notes. At this date, we cannot predict what actions, if any, will be undertaken by any of the holders of the Senior Secured Convertible Notes, but we will contest any adverse actions as we believe that these allegations lack merit and would not entitle the holders of the Senior Secured Convertible Notes either to call such notes or to the other remedies that they are seeking.

We have experienced significant manufacturing difficulties during the past year that have resulted in our manufacturing and shipping our LCoS Sets in only limited commercial quantities. If we encounter further difficulties in manufacturing our products in larger quantities then we may have difficulty meeting customer demands and our operating results could be significantly harmed by such difficulties.

We have experienced difficulties in manufacturing our LCoS Sets during the past year principally due to various problems that we have experienced in certain specific portions of our manufacturing process. See “Manufacturing of LCoS Sets” set forth under ”About SpatiaLight” for a more detailed discussion of manufacturing difficulties that we have experienced. Although we believe that we have developed solutions to the past problems that will allow us to achieve higher production and shipment volumes, because the manufacture of our LCoS Sets involves highly complex processes, technical problems may continue to arise as we manufacture our LCoS Sets and we cannot assure satisfactory manufacturing yields on a continuing basis or that we will be able to adequately ramp up volume production of our LCoS Sets.

Current purchase orders, including our agreement with LG Electronics, and anticipated future purchase orders, which we cannot assure, will require us to produce greater quantities of our LCoS Sets than we have produced in the past. If future manufacturing yields cannot be improved further or if we incur unanticipated problems in production of our LCoS Sets, it will significantly harm our business and operating results because we will have already incurred the costs for the materials used in the LCoS Set manufacturing processes as well as the costs of operating our South Korean manufacturing facility. Unanticipated further problems in manufacturing our LCoS Sets could also cause production delays that might lead our current and prospective customers to seek other sources, which would negatively affect our operating results.

In addition, the complexity of our manufacturing processes will increase as the sophistication of our LCoS Sets increases, and such complexities may cause similar difficulties that could harm our business and operating results. Although we believe that we will be able to mass produce our LCoS Sets, other companies, including some with substantially greater resources than us, have found great difficulty manufacturing LCoS products. We do not have reliable information about why other companies have failed to be able to manufacture similar liquid crystal microdisplays and can therefore make no assurances that we will not encounter similar problems.

We currently obtain silicon backplanes, a vital component in our microdisplays, from a company in Taiwan, which is subject to potential instability because of Taiwan’s troubled relations with China. Unless we obtain an alternative source, any disruption or termination of our silicon backplane manufacturing source’s operation in Taiwan could significantly harm our operations. Early in the second quarter of 2006, the silicon wafers that we received from our supplier contained flaws that have materially harmed our manufacturing yields. We refer you to “Manufacturing of LCoS Sets” contained in “About SpatiaLight” for a more detailed discussion of our problems with the silicon wafers.

The design and manufacture of LCoS Sets are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, variations in temperature and humidity, impurities in the materials used, and the performance of personnel and equipment. We have built and equipped a manufacturing plant in South Korea where we currently manufacture our LCoS Sets in limited quantities. We believe that these arrangements provide us with strong quality controls and effectively protect our proprietary technology in our products, but the risks discussed above associated with the highly complex processes of manufacturing these liquid crystal microdisplays remain applicable.

Although we have commenced producing LCoS Sets in our manufacturing facility in South Korea, which serves as our principal facility for manufacturing our LCoS imagers, we may encounter difficulties in conducting our manufacturing operations and difficulties in maintaining our quality controls over the manufacturing and production processes in a foreign country, any of which would be likely to cause significant harm to our business.

Our manufacturing operations were recently relocated from California to South Korea and the relocation of our manufacturing operations in South Korea may cause us to encounter one or more potential problems in our operations that could harm our business. Because of cultural or language differences, problems may arise in the training of, or communications with, our employees or the general operation of our manufacturing facility. These cultural or language differences may also create misunderstandings or the creation of inefficiencies in our operations. Furthermore, the geographic separation between our corporate offices in the United States and our principal manufacturing operation in South Korea could result in managerial or supervisory problems, which could lead to decreased quality controls and consequently materially harm our business.

We are largely dependent on one customer, LG Electronics, for our future revenues, and failure to expand our customer base or receive additional orders from our existing customer base will make us vulnerable to substantial loss of potential revenues.

In 2005 and the first half of 2006, almost all of our revenue has been derived from LG Electronics, Inc. Based upon our arrangements with LG Electronics, it is likely that a substantial percentage of our anticipated future revenues will be derived from LG Electronics as well. If we cannot diversify our customer base or derive increased revenues through additional purchase orders and product deliveries from customers other than LG Electronics, and remain primarily reliant on only one customer for a substantial percentage of our revenues, we will be vulnerable to a substantial decline in anticipated revenues if we lose LG Electronics as a customer for any reason or if LG Electronics were to otherwise reduce, delay or cancel its orders. Any such events could have a material adverse effect on our business, operations and financial condition and the value of our common shares could decline substantially.

Our ability to retain and receive additional purchase orders from our current customers and to attract and receive purchase orders from prospective customers may depend upon the acceptance of LG Electronics’ products in the consumer marketplace. If LG Electronics’ television products incorporating our LCoS technology are not commercially successful, demand for our products from our current and prospective customers may not materialize, which could negatively impact our results of operations and our financial condition.

We are the subject of an investigation by the staff of the SEC regarding the circumstances surrounding our filing of certain consents of the independent registered accounting firm BDO Seidman, LLP without requisite authorization.

We have been advised by the staff of the SEC that it is conducting an investigation into the circumstances surrounding our filing of consents of the independent registered accounting firm BDO Seidman, LLP, without requisite authorization, which consents were filed as Exhibit 23.1 to amendments to our registration statements on Form S-3 (Nos. 333-122391 and 333-122392) filed with the SEC on July 27, 2005. The consents would have allowed us to incorporate by reference into each of the prospectuses constituting a part of the above-referenced registration statements, the reports of BDO Seidman, LLP on our consolidated financial statements for the years ended December 31, 2002 and 2003. Our current independent registered accounting firm, Odenberg, Ullakko, Muranishi & Co. LLP (OUM) has since provided us with a new report with respect to each of the three years ended December 31, 2004 and we were not requested to amend or restate the financial statements contained in our annual reports on Form 10-K for any of the three fiscal years ended December 31, 2004 in connection with the issuance of OUM’s new report. We have been cooperating and intend to continue to cooperate with the SEC in connection with this matter. In addition, the audit committee of our board of directors has concluded a review and investigation of these matters. As of this date, we cannot determine whether we or our management will be adversely affected by this investigation. See “Audit Committee and SEC Investigation” under “About SpatiaLight” for further information concerning the circumstances underlying the SEC investigation and the audit committee investigation and report with respect to this matter.

We may be subject to lawsuits relating to our use of a registration statement that did not contain an authorized consent of BDO Seidman LLP.

As disclosed under “Audit Committee and SEC Investigation” contained in “About SpatiaLight”, we filed, as part of amendment numbers 5 and 6 to a registration statement (File No. 333-122391) registering shares for resale by certain selling shareholders (the “Financing Registration Statement”) and as part of amendment numbers 3 and 4 to a “shelf” registration statement (File No. 333-122392), an unauthorized consent of BDO Seidman LLP to incorporate by reference their report on our consolidated financial statements for the fiscal years ended December 31, 2002 and 2003, respectively. Although we received the requisite authorized consents from BDO Seidman to the incorporation by reference of their report on the consolidated financial statements into these registration statements when initially filed and subsequent amendments thereto (and BDO Seidman has not withdrawn these subsequent consents), we did not receive the requisite authorization from BDO Seidman to file its consent as an exhibit to the penultimate and final amendments to the registration statement before it was declared effective. These amendments were filed with the SEC on July 27, 2005. Subsequently, our current independent registered public accountants, OUM, re-audited our consolidated financial statements for fiscal years 2003 and 2002. OUM has given its consent to incorporate by reference into the registration statement its report related to the 2002 and 2003 financial statements.

Following the filing in July 2005 of amendment number 6 to the Financing Registration Statement and amendment number 4 to the “shelf” registration statement, which contained the unauthorized consents referred to above, the staff of the SEC declared both of the registration statements effective. In August 2005, we filed post-effective amendment number 1 to both of these registration statements (those post-effective amendments were subsequently withdrawn and replaced by additional post-effective amendments), which disclosed the filing of the unauthorized consents.

Because both registration statements were used to sell common shares after the staff of the SEC declared the registration statements effective, it is conceivable that there may be litigation against us or our officers or directors under Section 11 of the Securities Act of 1933, as amended (the “Securities Act”). Although we do not believe that the filing of an invalid consent constitutes a materially misleading statement or an omission to disclose a material fact within the meaning of Section 11 of the Securities Act, a contrary determination could result in a liability for us.

At present, we are unable to ascertain the exact amount of damages, if any, to which we could potentially be subject under a Section 11 claim instituted by any persons who directly purchased shares pursuant to those registration statements. Furthermore, at this date, we cannot ascertain the amount of damages, if any, for which we could be liable for claims instituted by any subsequent purchasers who could trace the shares purchased by them to those registration statements. In August 2005, we sold 500,000 common shares to three institutional purchasers for $5.40 per share pursuant to the “shelf” registration statement referenced herein. Each of those investors has since represented to us in writing, in connection with a separate transaction, that they have disposed of all of those shares. One of those institutional investors has represented to us that it sold those shares at a sale price at or higher than its purchase price from us. We believe, based upon discussions with the other two investors, that they sold their shares at a sale price of not lower than $4.25 per share. Therefore, we believe that the maximum amount of potential damages pursuant to Section 11 claims from direct purchasers, which we would fully contest, would be $385,250, or the difference between the two investors’ purchase price and lowest believed resale price, multiplied by the 335,000 shares that they purchased and then resold.

In addition to any damage claims, which may be material to our financial condition, any lawsuit alleging securities law violations could require us to expend significant financial and managerial resources. Any such lawsuit could also result in further volatility in the market price of our common shares. Nothing set forth in the foregoing statement constitutes an express or implied admission by us of any liability under Section 11 of the Securities Act or otherwise.

The obligations arising from our Senior Secured Convertible Notes restrict our future financing alternatives and may result in financial difficulties for us in the future.

The Senior Secured Convertible Notes issued in November 2004 bear a 10% rate of interest per annum and are not prepayable, in whole or in part, prior to their maturity on November 30, 2007. Therefore, we do not have the ability to refinance the 2004 Senior Secured Convertible Notes with debt obligations bearing more favorable terms to us or out of the proceeds of an equity financing until their maturity date. We do have the right to force the conversion of the Senior Secured Convertible Notes into our common shares in the event that our common shares trade at or above $14.58 (150% of the $9.72 conversion price of the Senior Secured Convertible Notes) for twenty consecutive trading days. The last sale price of our common shares on August 31, 2006, was $2.27 per share.

Furthermore, the Senior Secured Convertible Notes are secured by virtually all of our assets, other than those located in South Korea, and it may therefore be difficult for us to obtain future debt financing. However, the terms of the Senior Secured Convertible Notes allow us to subordinate the liens on accounts receivable, certain contract rights and inventory (the “Subject Property”) securing the Senior Secured Convertible Notes, to liens on the Subject Property securing certain other debt permitted, subject to certain conditions, by the Senior Secured Convertible Notes.

In addition, the issuance of any additional debt securities, except certain types of bank debt permitted under the Senior Secured Convertible Notes, will require the consent of the holders of a majority in interest of our Senior Secured Convertible Notes, to the extent that such notes remain issued and outstanding at the time of issuance of any additional debt securities, including any debt that may be issued in connection with this Form S-3. The prohibition against incurring debt may negatively affect our ability to engage in capital expenditures and to maintain and expend our manufacturing operations.

If we default in meeting our obligations under the Senior Secured Convertible Notes, the indebtedness which they evidence may become immediately due and payable, and the holders of the Senior Secured Convertible Notes may be entitled to foreclose on any of our assets securing the notes. As noted earlier, certain of the holders of our Senior Secured Convertible Notes have alleged that we have defaulted in meeting our obligations under the Senior Secured Convertible Notes and have demanded the immediate repayment of principal and liquidated damages. In the event these holders pursue their claims, and a court determines that we have defaulted in our obligations, we will have to seek financing from third parties to satisfy the holders’ claims. The Senior Secured Convertible Notes are convertible into our common shares and the issuance of such shares (including any shares issued in payment of interest on such notes) may have a dilutive effect on the value of our outstanding common shares.

We have a history of losses and expect to incur losses in the future and therefore cannot assure you that we will achieve profitability.

We have incurred operating losses to date and have experienced cash shortages. For the six months ended June 30, 2006 and the fiscal year ended December 31, 2005, we incurred net losses of approximately $11 million and $14 million, respectively. In addition, we had an accumulated deficit of approximately $92.6 million as of June 30, 2006. We expect additional losses as we continue spending for commercial scale production and other business activities as well as further research and development of our products. As a result, we will need to generate substantial sales to support our costs of doing business before we can begin to recoup our operating losses and accumulated deficit and achieve profitability.

We are subject to lengthy development periods and product acceptance cycles, which may significantly harm our business.

Our business model requires us to develop microdisplays that perform better than existing technologies, manufacture our LCoS Sets in bulk, and sell the resulting LCoS Sets to OEMs who will then incorporate them into their products. OEMs make the determination during their product development programs whether to incorporate our LCoS Sets and/or display units in their products. This requires us to invest significant amounts of time and capital in designing our LCoS Sets before we can be assured that we will generate any significant sales to our customers or even recover our investment. If we fail to recover our investment in the LCoS Sets, it could seriously harm our financial condition. In addition, the acceptance of new technologies developed by our competitors could limit the time period that our products may be demanded by our customers.

We incur substantial operational and research and development costs in connection with products and technologies that may not be successful.

We currently have nine full-time engineering personnel based in California working on microdisplays. We currently have nine full-time engineering and 74 full-time manufacturing personnel based in South Korea. This staffing creates significant operational and research and development costs that may not be recouped. Even if our current LCoS Sets become accepted and/or successful, we must continue to employ, and may increase in number, our engineering and manufacturing personnel to develop future generations of our microdisplays because of the rapid technological changes in our industry. As a result, we expect to continue incurring significant operational and research and development costs.

Geopolitical conditions or potential military conflicts between allies, the United States and South Korea, and North Korea may negatively impact our business.

We commenced producing products in our principal manufacturing operations in South Korea during the second quarter of 2005, and our largest customer, LG Electronics, resides in South Korea. South Korea and North Korea are technically at war with each other, despite the mutually agreed upon existence of the Demilitarized Zone and the relative absence of physical conflict for several decades. Any escalation in the existing conflict between these countries or any commencement, or perceived commencement, of a military conflict between the United States and North Korea, may limit our ability to effectively operate our manufacturing facility in South Korea and may also substantially limit our ability to sell products into South Korea because of the negative economic, physical or other destructive impact that such a conflict could have on our most important customer. Any such disruptions to our manufacturing operations and/or ability to consummate sales to a substantial customer could adversely affect the development of our business and our financial condition. The recent escalation in tension between the United States and North Korea, as a result of North Korea’s attempts to test certain of their missiles, has not impacted our operations in South Korea, but we can provide no assurances that continued tension will not negatively affect our operations.

If the high definition television market does not continue to develop and if other potential markets for our products do not materialize, then our business will likely be significantly harmed.

High definition television programming has only recently become available to consumers, and widespread market acceptance, although anticipated, is uncertain at this time. The market demand for high definition televisions is considered contingent upon widespread acceptance of high definition television programming. Our current sales and marketing efforts are focused on OEMs of high definition televisions and OEMs of light engines designed for incorporation into high definition televisions. Therefore, if the market for high definition televisions does not continue to grow and develop, then we will have significant difficulty selling our products, which will have a material adverse effect on our results of operations.

Various potential target markets for our products, including projectors, monitors, and portable microdisplays, are uncertain and may be slow to develop. In addition, companies in those markets could utilize competing technologies. For us to succeed in selling our products in these potential markets we must offer end-product manufacturers higher quality and less expensive microdisplay products than our competitors, and the manufacturers themselves will also have to develop commercially successful products using our products. In the event that we attempt to market and sell our products in these potential target markets, and we are not able to succeed in selling our products into these potential markets, then our results of operations and overall business may be negatively affected.

If our products do not become widely accepted by our customers or the end-users, our business could be significantly harmed.

Our LCoS Sets may not be accepted by a widespread market. Even if we successfully obtain customer orders, our customers may determine not to introduce or may terminate products utilizing the technology for a variety of reasons, including the following:

•	superior technologies developed by our competitors;
•	price considerations; and
•	lack of anticipated or actual market demand for the products.

We cannot assure you that we will obtain additional purchase orders from our current or prospective customers, or, if we do, that such orders will generate significant revenues.

Even though in the past we have received purchase orders for our LCoS Sets and/or display units from LG Electronics and from certain Chinese and Taiwanese OEMs, and may receive additional purchase orders from prospective customers, sales to manufacturers in the electronics industry are subject to severe competitive pressures, rapid technological change and product obsolescence. In addition, purchase orders received from our customers other than LG Electronics are for limited quantities. Customers may, at any time, cancel purchase orders or commitments or reduce or delay orders, thereby increasing our inventory and overhead risks. Therefore, despite the purchase orders received from current customers and other purchase orders that we may receive from prospective customers, we cannot assure you that these orders will result in significant revenues to us.

If our customers’ products are not successful, our business would be materially harmed.

We do not currently sell any products to end-users. Instead, we design and manufacture various product solutions that our customers (i.e., OEMs) may incorporate into their products. As a result, our success depends almost entirely upon the widespread market acceptance of our customers’ products. Any significant absence of, or slowdown in the demand for our customers’ products would materially harm our business.

Our dependence on the success of the products of our customers exposes us to a variety of risks, including our need to do the following:

•	maintain customer satisfaction with our design and manufacturing services;
•	match our design and manufacturing capacity with customer demand and maintain satisfactory delivery schedules;
•	anticipate customer order patterns, changes in order mix, and the level and timing of orders that we can meet; and
•	adjust to the cyclical nature of the industries and markets we serve.

Our failure to address these risks may cause us to lose sales or our sales to decline.

The high definition television industry is highly competitive, which may result in lost sales or lower gross margins.

We serve the highly competitive high definition television industry that is characterized by price erosion, rapid technological change and competition from major domestic and international companies. This intense competition could result in downward pricing pressures, lower sales, reduced margins and lower market share.

Companies competing in the LCoS microdisplay market include Sony Corporation and Victor Company of Japan, Limited (“JVC”). A major competitor of ours in the reflective microdisplay market is Texas Instruments, which, rather than using liquid crystals in the display, is producing a micro-mechanical structure of moving mirrors on a silicon backplane, a technology known as digital light processing, or DLP. Texas Instruments has had significant success selling its DLP products to its customers in the business front projector market and the rear projection high definition television market. Some of our competitors, including Texas Instruments, Sony, and JVC, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution and other resources than we possess. As a result, they may be able to introduce new products and respond to customer requirements more quickly and effectively than we can.

Rapid and significant technological advances have characterized the microdisplay market. There can be no assurance that we will be able to effect any significant technological advances or that we will have sufficient funds to invest in new technologies or products or processes. Although we believe that our displays have specifications and capabilities, which equal or exceed that of commercially available liquid crystal displays (“LCD”), cathode ray tube (“CRT”) and DLP based display products, the manufacturers of these products may develop further improvements of their existing technology that would eliminate or diminish our anticipated advantage. The acceptance of our LCoS Sets and/or display units will be dependent upon the pricing, quality, reliability and useful life of these products compared to competing technologies, as to which there can be no assurance.

Our competitive position also may suffer if one or more of our customers decide to design and manufacture their own microdisplay products, to contract with our competitors, or to use alternative technologies. In addition, customers in the television manufacturing industry typically develop a second source. Second source suppliers may win an increasing share of our customers’ product demands.

Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

•	our success in designing and manufacturing new display technologies;

•	our ability to address the needs of customers;

•	the quality, performance, reliability, features, ease of use, pricing, and diversity of our display products;

•	foreign currency fluctuations, which may cause a foreign competitor’s products to be priced significantly lower than our displays;

•	the quality of our customer services;

•	the efficiency of our production sources; and

•	the rate at which customers incorporate our displays into their own products.

Fluctuations in the exchange rate of the United States dollar and foreign currencies could have a material adverse effect on our financial performance and profitability.

A portion of our costs is denominated in foreign currencies, including the Korean Won and the Euro. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of good sold and operating margins, and could result in exchange losses. We cannot fully predict the impact of future exchange rate fluctuations on our profitability. From time to time, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations, although we have not engaged in any such hedging activities to date. We cannot offer assurance that any hedging technique we may implement will be effective. If it is not effective, we may experience reduced operating margins.

Our operating results are subject to significant fluctuations.

Our results of operations have varied significantly from quarter-to-quarter and are likely to vary significantly in the future, making it difficult to predict our future operating results. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not meaningful and should not be relied upon as an indicator of our future performance. Some of the factors that cause our operating results to fluctuate include the following:

•	introductions of displays and market acceptance of new generations of displays;

•	timing of expenditures in anticipation of future orders;

•	changes in our cost structure;

•	availability of labor and components;

•	pricing and availability of competitive products and services;

•	the timing of orders;

•	the volume of orders relative to the capacity we can contract to produce;

•	evolution in the life cycles of customers’ products; and

•	changes or anticipated changes in economic conditions.

If we lose our key personnel or are unable to attract and retain additional personnel, our ability to compete could be harmed.

Our development and operations depend substantially on the efforts and abilities of our senior management and qualified technical personnel. Our products require sophisticated production, research and development and technical support. The competition for qualified management and technical personnel is intense. The loss of services of one or more of our key employees or the inability to add key personnel could have a material adverse affect on us, particularly since currently we do not have any insurance policies in place to cover that contingency. Our success will depend upon our ability to attract and retain highly qualified scientific, marketing, manufacturing, financial and other key management personnel. We face intense competition for the limited number of people available with the necessary technical skills and understanding of our products and technology. We cannot assure you that we will be able to attract or retain such personnel or not incur significant costs in order to do so.

Our future success depends on our ability to protect our proprietary technology and our registered intellectual property.

We believe that our success depends in part on protecting our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality and assignment of inventions agreements from our employees, consultants and advisors and other contractual provisions, to establish and protect our intellectual property rights. If we are unable to protect our intellectual property from use by third parties, our ability to compete in the industry will be harmed, however, policing unauthorized use of our products and technology is difficult. Despite our efforts to protect our proprietary rights, we face the following risks:

•	pending patent applications may not be issued;

•	patents issued to us may be challenged, invalidated, or circumvented;

•	unauthorized parties may obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

•	others may independently develop similar technology or design around any patents issued to us;

•	breach of confidentiality agreements;

•	intellectual property laws may not protect our intellectual property; and

•
effective protection of intellectual property rights may be limited or unavailable in some foreign countries, such as China, in which we may operate. Specifically, although we consider the following unlikely because of the complex technological structure of our products, one or more of our current or prospective Chinese, Korean or Taiwanese customers, or their respective employees or other persons including our competitors, that have or gain access to our products for testing purposes, may seek to misappropriate or improperly convert to their own use our intellectual property and a lack of adequate remedies and impartiality under the Chinese, Korean, Taiwanese and other foreign legal systems may adversely impact our ability to protect our intellectual property.

There can be no assurance that we will have adequate remedies or the resources to pursue those remedies in the event any of the foregoing materializes. Failure to protect our intellectual property would limit our ability to produce and market our products in the future, which would materially adversely affect our revenues generated by the sale of such products. In addition, third parties could assert that our products and technology infringe their patents or other intellectual property rights. As a result, we may become subject to future patent infringement claims or litigation, the defense of which is costly, time-consuming and diverts the attention of management and other personnel.

The material weaknesses identified by our management and our independent registered public accounting firm with respect to our internal controls over financial reporting may have a materially negative impact on our business.

In accordance with the rules prescribed by the SEC and the Sarbanes-Oxley Act of 2002, we must periodically review and test our internal controls over financial reporting to ensure compliance. During our preparation of our Annual Report on Form 10-K for the fiscal years ended December 31, 2005 and 2004, our management and our independent registered public accounting firm identified several material weaknesses in our internal controls over financial reporting. Although these material weaknesses did not result in a misstatement of our financial results, they relate closely to assuring the fulfillment of critical components of the financial reporting functions of our business. As of this date, the material weaknesses identified include the fact that our Company does not have a full-time chief financial officer to work with the chief executive officer and chief operating officer in overseeing and monitoring complex and significant transactions in order to provide reasonable assurance that such transactions are reflected accurately and fairly in the financial statements. Furthermore, our audit committee does not have a member who is deemed a “financial expert” as defined by the rules promulgated by the SEC, although a member of our audit committee has the level of financial sophistication that the Nasdaq’s rules require. Additionally, we do not have a disclosure committee, we lack adequate controls and procedures over inventory, we lack information technology controls and procedures that would likely prevent unauthorized access to accounting and financial systems, we do not have effective internal controls over financial reporting at our wholly owned subsidiary in South Korea, we do not maintain formal accounting policies and procedures to allow the accounting function to adequately analyze transactions and determine correct accounting under United States Generally Accepted Accounting Principles (GAAP), and we do not have formal procedures to prevent the filing of registration statements with the SEC without the required accountant’s consent. We may therefore need to incur significant additional expenses to achieve compliance and we may incur other costs in connection with regulatory enforcement actions, any of which could negatively impact our business.

Political, economic and regulatory risks associated with international operations may limit our ability to do business abroad.

A substantial number of our customers, manufacturers and suppliers are located outside of the United States, principally in the Far East. Our international operations are subject to political and economic conditions abroad, and protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, any of which could adversely affect our ability to manufacture or sell displays in foreign markets and to purchase materials or equipment from foreign suppliers. Certain of our current purchase order agreements with customers are governed by foreign law and therefore are subject to uncertainty with regard to their enforceability.

We do not pay cash dividends.

We have never paid any cash dividends on our common shares and do not anticipate that we will pay cash dividends in the near future. Moreover, under the terms of our November 2004 Financing, we are prohibited from paying cash dividends while the Senior Secured Convertible Notes issued in the November 2004 Financing remain outstanding. Instead, we intend to apply any future earnings, as to which there can be no assurances, to the satisfaction of our obligations, and development and expansion of our business.

ABOUT SPATIALIGHT

We are in the business of manufacturing high-resolution liquid crystal on silicon (LCoS) microdisplays. Our current customers and prospective customers are original equipment manufacturers (OEMs) engaged in the businesses of manufacturing high definition televisions, light engines for incorporation into high definition televisions and 3-dimensional near-to-eye display devices. Our products are also suitable for incorporation into other display applications including front projection systems, head mounted devices, rear projection computer monitors, wireless communication devices, portable games and digital assistants. Currently we are only working with OEMs of high definition televisions, light engines for incorporation into high definition televisions and near-to-eye display devices.

We are currently offering one core product, our T-3 LCoS Set, to our customers and prospective customers who are located primarily in Asia. Our T-3 LCoS Set is comprised of three of our proprietary SpatiaLight imagEngine(TM) LCoS microdisplays, which we sometimes refer to as “imagers.” Another former product that we no longer offer to our customers, except out of current inventory, is the T-1 based display unit, which is comprised of a T-1 LCoS Set fitted onto a light engine.

We currently are focused on manufacturing the T-3 LCoS Set model, which has a 1920 pixels by 1080 pixels configuration. We are exclusively focusing on manufacturing the T-3 model of our LCoS Sets because we believe that the market demand for this higher resolution product will be significantly greater than our earlier T-1 LCoS Set model, which only had a 1280 by 960 pixels configuration.

Our microdisplays are high-resolution liquid crystal displays. They are constructed with a silicon chip, a layer of liquid crystals and a glass cover plate in contrast to the more common construction of liquid crystals sandwiched between two glass plates. Our displays are also known as, and commonly referred to as, liquid crystal on silicon, LCoS, liquid crystal displays (LCD), active matrix liquid crystal displays and spatial light modulators.

The image on the microdisplays that comprise our LCoS Sets can be projected onto a screen or other surface for individual or group viewing or used in a portable application that is viewed through a magnifying device similar to a viewfinder. Key potential microdisplay applications include:

•	large-screen rear and front projection high definition television systems;

•	near-to-eye display devices for 3-dimensional viewing purposes;

•	head-mounted displays which are used for virtual reality systems, defense, aerospace and gaming applications;

•	large-screen rear-projection computer monitors in a variety of resolutions;

•	video projectors for applications such as presentations; and

•	other potential applications such as point of purchase displays, optical computing and data storage.

Our technology uses liquid crystals and silicon chips. An advantage of these materials is that processes for working with them are already known and they may be produced more quickly than competing technologies that offer comparable quality. By using existing manufacturing processes at our manufacturing facility in South Korea, which commenced producing products for commercial sale in limited quantities in the second quarter of 2005, we believe we will be able to obtain economies of scale. Internal manufacturing is subject to certain risks described under “Risk Factors.” Please see “Manufacturing of LCoS Sets” below for a discussion of our manufacturing facility located in South Korea.

We have patents and pending patent applications covering parts of our designs; however, the key designs of the circuitry in the silicon, drive electronics and liquid crystal assembly techniques are proprietary and are not covered by patents.

The following is a detailed summary of the current status of our business:

Business With LG Electronics, Inc.

In July 2004, we entered into an agreement with LG Electronics (filed as Exhibit 10.3 to our quarterly report on Form 10-Q as filed with SEC on August 9, 2006), providing for us to sell our T-3 LCoS Sets to LG Electronics. There have been a number of subsequent modifications to our arrangements with LG Electronics, most significantly with respect to a number of product specifications, which were requested by LG Electronics as well as in timing of deliveries and quantities. The changes in the timing of deliveries and quantities to be delivered were, in part, a result of our attempts to respond to these product specification change requests and agreements.

In August 2005, we received a firm purchase order from LG Electronics for its purchase from us of an aggregate minimum quantity of 9,300 LCoS Sets for the period July through December 2005, thereby reducing the initial purchase commitment set forth in our July 2004 agreement. We subsequently agreed with LG Electronics, through a series of communications, that the initial purchase order for 9,300 LCoS Sets could be filled over a period of time that would extend beyond April 2006. We currently expect that we will be able to fulfill the initial order for 9,300 LCoS Sets during the fourth quarter of 2006, although there can be no assurance that deliveries will be fulfilled if we encounter further manufacturing difficulties or if LG Electronics’s product specifications change further.

We have been delivering a limited quantity of production LCoS Sets to LG Electronics since July 2005, but our delivery ramp up has been slower and more inconsistent than expected due to LG Electronics’ product specification changes, problems that we have experienced with increasing our manufacturing volumes, and 100% product testing. See “Manufacturing of LCoS Sets” in this section for a more detailed discussion of our manufacturing difficulties and our attempts to resolve these matters.

LG Electronics commenced an initial consumer market rollout in Australia of a limited quantity of 71-inch LCoS televisions incorporating our LCoS Sets during the first quarter of 2006. The LG Electronics 71” LCoS television has received very positive feedback in Australia. LG Electronics communicated to its U.S. distributors in the first quarter of 2006 that it had postponed its plans to introduce its 71” and 62” LCoS televisions into the U.S. marketplace. LG Electronics has attributed this postponement to uncertainty regarding the timetable for the availability of sufficiently large supplies of our LCoS Sets to enable a significant product launch. We believe that delays in LG Electronics’ initial product rollouts have been based upon revisions to our delivery schedule caused by LG Electronics’ product specification changes and our problems in ramping up production that have occurred over time. However, our recent production deliveries to LG Electronics have been of acceptable quantity and quality. Based on these and other factors, LG Electronics has informed us that if our deliveries of LCoS Sets in August 2006 are of similar quality and quantity as we have delivered in June and July 2006, LG Electronics will be able to make a U.S. launch through the Custom Electronic Design and Installation Association (CEDIA) distribution channel in the fourth quarter of 2006. LG Electronics has also advised us that it intends LCoS product rollouts into the South Korean consumer market thereafter. In our manufacturing process we have recently made a transition from 100% testing of certain characteristics to sample testing. This removes a bottleneck that will facilitate the production ramp up but there can be no assurance in this regard.

In 2005 and the first half of 2006, a substantial percentage of our product deliveries, which were in small quantities, were made to LG Electronics. Based upon our arrangements with LG Electronics and our current expectations, it is likely that a substantial percentage of our anticipated future product deliveries in 2006 will continue to be made to LG Electronics. The loss of LG Electronics as a customer or further significant delays in our delivery schedule to LG Electronics could materially harm our future sales and results of operations; and our substantial dependence on one customer is subject to risks set forth under “Risk Factors.”

Business in Taiwan

To date, we have delivered limited quantities of our T-3 LCoS Sets to our Taiwanese customer, ThinTek Optronics Corporation. A substantial portion of these product deliveries took place in 2005 and the first quarter of 2006. ThinTek has ordered quantities sufficient for pilot programs and sample products, but not enough to enable them to launch mass production of LCoS high definition televisions. On July 19, 2006, one of the parent organizations of ThinTek, United Microdisplay Optronics (UMO), announced that it was acquiring ThinTek. The acquisition will be effective October 1, 2006. We understand that as part of this acquisition, ThinTek’s and UMO’s business models are under evaluation. Although we have continuing business relationships with customers and prospective customers in Taiwan, including ThinTek,we cannot provide assurance concerning the quantities of our products that we will sell to ThinTek and other prospective Taiwanese customers in the future.

Business in China

To date, we have delivered limited quantities of our microdisplay products to our Chinese customers. A substantial portion of these product deliveries occurred in 2004, with a smaller quantity delivered in 2005. The quantities of our products delivered to our Chinese customers are sufficient only for engineering testing and pilot program purposes. To date, our Chinese customers have not ordered quantities of our products that would enable them to launch commercial sales of LCoS high definition televisions.

We have continuing business relationships with customers and prospective customers in China. Current Chinese prospective customers are at different stages in the development and product introduction processes, and their efforts are progressing at a slower rate than we originally anticipated. One of our original Chinese customers, Skyworth Display Limited, is selling televisions utilizing our display units incorporating our T-1 LCoS Sets into the Chinese educational market. However, we do not intend to sell any additional display units incorporating our T-1 LCoS Sets beyond those we currently have in inventory to Skyworth. Skyworth may, although we have no assurance that it will, elect to transition to products incorporating our T-3 LCoS Sets. We cannot provide assurance concerning the quantities of our products that we will sell to our Chinese customers and prospective customers in the future.

We are currently providing sample product to Jiangxi Greatsource Display Tech Co., Ltd. (KHD), a Chinese manufacturer of LCoS light engines and televisions that has received significant financing from the Chinese government. We are currently supporting KHD pilot evaluation runs with our personnel at their plant in China. Assuming that KHD’s plans and projections come to fruition, we believe that KHD could develop into a significant customer for us within the next year. However, our development efforts with KHD have not yet resulted in a purchase order for production volumes.

Market Strategy for Taiwan and China

Although our Chinese and Taiwanese customers’ progression from product prototyping to mass production has been far slower than we had anticipated, we remain positive about our business prospects in China and Taiwan and the potential for China and Taiwan to become large markets for us. We believe that Chinese and Taiwanese television manufacturers tend to apply a market strategy of following the successful business models of global television manufacturing leaders, rather than acting as leaders themselves in terms of introducing new technologies to the marketplace. We therefore believe that if the LCoS technology gains greater acceptance in the high definition television marketplace, and if industry leaders, such as Sony, JVC and LG Electronics, present their LCoS based televisions to the worldwide consumer markets in a prominent fashion, it will then be more likely that the Chinese and Taiwanese television manufacturers will follow these business models and ramp up their own lines of LCoS high definition televisions. We believe that our present course of continuing to transact business with major Chinese and Taiwanese television manufacturers is positioning us to be a leading LCoS supplier in China and Taiwan in the future.

Other Business Development

We are currently continuing to develop working relationships with prospective customers, located primarily in Japan and other parts of the Pacific Rim region. These prospective customers fall into two general categories: 1) television manufacturers and 2) light engine suppliers. We have provided samples of our LCoS Sets to certain of these prospective customers, but we do not have any formal agreements with these parties. While we have made significant progress with respect to product integration and negotiating purchase orders with certain of these prospective customers, we cannot assure that we will receive any purchase orders that will be binding on any of these companies for their purchase of our products in the near future. Even assuming that we receive purchase orders that are binding on the prospective customers, these orders and our sales to these customers and to our existing customers are subject to certain contingencies described under “Risk Factors.”

3-D Near-To-Eye Display Market

We have commenced working with a South Korean-based designer and manufacturer of 3-D eyeglass-type display devices. These eyeglasses, which are being designed to be powered by our existing 1080p microdisplays, will provide users with a visual experience comparable to that of a large screen high definition television. Although we have agreed not to disclose the name of the developer at this time, the parties have not entered into any written agreements. The product line under development is a 3-D eyeglass-type display device for use with wireless phones, personal digital assistants (PDA) and personal media players, which will enable the viewing of broadband content, cable and satellite television, music videos as well as the playing of video games, all with the experience of high definition large screen television. The device will be designed to minimize the weight and maximize the comfort of the eyeglasses by locating the LCoS microdisplays and control functions in the wireless phone, PDA or personal media player, with the video signal transmitted to the eyeglass through optical fiber. We are in the process of developing a new dual imager solution for this display application. We believe that 3-D near-to-eye display products represent a growing segment of the consumer electronics sector and we intend to actively pursue business opportunities in this market, although there can be no assurance that we will be able to derive meaningful sales from this market.

Manufacturing of LCoS Sets

We completed construction of our South Korean manufacturing facility in January 2005. This facility serves as our central commercial manufacturing base. The facility began producing products for commercial sale in limited quantities in the second quarter of 2005. The facility is designed with the capacity, on full employment, to produce up to 28,000 LCoS Sets per month. The facility has been specially designed for expansion to a capacity of 120,000 LCoS Sets per month in several expansion phases. We believe that the facility can be expanded in an efficient manner in the event that such expansion becomes necessary based upon increased or perceived increased demand for our products from our customers.

We completed the process of relocation of all of our manufacturing operations to South Korea in February of 2006. As part of the transition to full-scale manufacturing, we experienced a variety of manufacturing problems, most of which were due to environmental factors such as dust particles, temperature and humidity. We addressed these issues by relocating the final portions of our manufacturing process from California to our production facility in South Korea, where the combination of a new facility designed to our specifications and qualified manufacturing personnel provides us with more exacting controls over the external variables that can impact our manufacturing process. At our manufacturing facility in South Korea, it appears that we are no longer experiencing the production problems attributable to the environmental issues specified above.

However, early in the second quarter of 2006, we experienced certain other production problems, some of which we believe were principally attributable to flaws in the silicon wafers used for our backplane that we obtained from our supplier. Our supplier has transferred our wafer fabrication production line to a newer facility and processes have been slightly modified. Initial indications are that improvement has occurred, but our supplier must produce a greater volume of wafers to confirm the positive results.

In addition, we had, until recently, been testing all of our microdisplays for certain characteristics. We have now obtained solid statistics on a reasonable volume of product and have moved, as of July 31, 2006, to a sampling test mode for these characteristics. The testing of all of our microdisplays for certain characteristics had been providing a bottleneck to our LCoS Set delivery to LG Electronics, which is now removed. Current and potential additional difficulties in the manufacturing process of our LCoS Sets could have a material negative impact upon our results of operations as set forth under “Risk Factors.”

See “Business with LG Electronics, Inc.” above for a discussion of the effect on our business of manufacturing problems.

Recent Equity Financing

August 2006 Financing

On August 9, 2006, we entered into an agreement to sell 761,500 of our common shares in a private placement to an institutional investor.  The purchase price of the common shares was $2.25 per share.  We received approximately $1.7 million in gross proceeds, before issuance costs, from the sale of these shares, which will be used for working capital and other general corporate purposes.  We will be required under a registration rights agreement to file a registration statement for the resale of the shares within 30 calendar days once the deal closes and have the registration statement declared effective no later than 90 calendar days after the closing date.  The registration rights agreement provides that if we do not meet the above deadlines, we may be required to pay an amount equal to 1.5% of the aggregate purchase price or $25,700 as partial liquidated damages when each of these dates occur and an additional $25,700 for every 30 days thereafter up to six month.  After six months, the percentage increases to 2.5% or $42,800 for each additional 30 days.

June 2006 Financing

On June 5, 2006, we sold to certain institutional buyers, each of which is managed by Wellington Management Company, LLP, an aggregate of 601,000 of our common shares at a price per share of $2.80, for an aggregate purchase price of approximately $1,682,800. We made the sale pursuant to a post-effective amendment to a “shelf” registration statement on Form S-3 (File No. 333-122392), which was declared effective by the SEC before this transaction, and which was amended, pursuant to Rule 462(b) of the Securities Act, by a registration statement on Form S-3 (File No. 333-134626) filed on May 31, 2006. These funds were used for working capital and other general corporate purposes.

April 2006 Financing

On April 7, 2006, we sold 750,000 of our common shares at a purchase price of $3.26 per share to three institutional purchasers. Those shares were registered in our Post-Effective Amendment No. 6 to a Form S-3 “shelf” registration statement (File Number 333-122392), as amended through February 14, 2006. The purchase price for those common shares was $2,445,000 in the aggregate. The purchase price was based upon the five-day volume weighted average price of our common shares through April 6, 2006, discounted by five percent. We paid aggregate fees equal to $89,650 to persons who introduced us to the investors. These funds were used for working capital and other general corporate purposes.

March 2006 Financing

On March 17, 2006, we sold 500,000 of our common shares at a purchase price of $2.18 per share to certain institutional investors. Those shares were included in our Post-Effective Amendment No. 6 to a Form S-3 “shelf” registration statement (File No. 333-122392), as amended through February 14, 2006. The purchase price for those common shares was $1,090,000 in the aggregate. The purchase price was based upon the five-day volume weighted average price of our common shares through March 16, 2006, discounted by five percent. We paid aggregate fees equal to $31,350 to persons who introduced us to two of the investors. These funds were used for working capital and other general corporate purposes.

January 2006 Financing

In mid-January 2006, we issued and sold 1,300,000 of our common shares in a private placement to several investors. The purchase price of the common shares was $2.62 per share. We received approximately $3.4 million in gross proceeds, before issuance costs, from the sale of these shares, which were used for working capital and other general corporate purposes, including the repayment of certain short-term debt obligations. As part of this financing, we gave certain registration rights to the investors and agreed to pay liquidated damages in the event that we did not timely file the registration statement relating to the resale of the common shares offered in this financing or if this registration was not declared effective by a certain date. Because the registration statement required by this financing was not timely filed, and was not declared effective by the date provided for in a registration rights agreement, we owed the investors in this financing liquidated damages, which we have settled by issuing to these investors an additional aggregate amount of 122,725 restricted common shares.

October 2005 Private Placement

In October 2005, we closed a $2.0 million private placement of our common shares and warrants to purchase our common shares with certain institutional and other investors. This transaction included the sale of 571,431 common shares at a purchase price of $3.50 per share and warrants to purchase 228,576 common shares with an exercise price of $5.00 per share exercisable within five years from the date of issuance. We received $2.0 million in gross proceeds from this transaction, which was used for working capital and other general corporate purposes. We did not use a placement agent in this transaction. Three of the institutional purchasers in this transaction were investors in our November 2004 private placement of our Senior Secured Convertible Notes.

As part of this private placement, we gave certain registration rights to the investors and agreed to pay liquidated damages in the event that we did not timely file the registration statement relating to the resale of the common shares offered in this financing or if this registration was not declared effective by a certain date. Because the registration statement required by this private placement was not timely filed, and was not declared effective by the date provided for in a registration rights agreement, we owed liquidated damages to the investors in this private placement. Investors representing 50% of the invested amount in this financing received an additional aggregate total of 43,850 common shares to settle these liquidated damage claims, investors representing an additional 25% of the invested amount have waived their rights to any liquidated damages. An investor representing the final 25% of the invested amount may be owed liquidated damages of $65,750, although we have had discussions with that investor about waiving their rights to liquidated damages or other settlement arrangements.

August 2005 Equity Financing

In August 2005, we sold 500,000 of our common shares at a purchase price of $5.40 per share to certain institutional investors. Those shares were included in our Form S-3 “shelf” registration statement (File No. 333-122392), which was declared effective by the SEC in July 2005. We received gross proceeds of approximately $2.7 million from the transaction, which we used for working capital and other general corporate purposes. The purchasers in the August 2005 Equity Financing had a 30-day option, which expired without exercise on September 4, 2005, to purchase an additional aggregate of 225,000 of our common shares included in the “shelf” registration statement at a purchase price of $5.50 per share.

Korean Credit Facilities

Our wholly-owned subsidiary SpatiaLight Korea, Inc. has revolving credit facilities with five separate South Korean banks. Interest under each of the credit facilities is payable monthly. We are required to repay funds on the credit facilities by the maturity dates of each of the respective credit facilities as noted in the table below. On April 10, 2006, the Korean Exchange Bank extended the expiration date on the line of credit from April 10, 2006 to October 10, 2006.

			Korea		Industrial
		Kyongnam	Exchange		Bank of
Bank	Shinhan Bank	Bank	Bank	Pusan Bank	Korea(4)	Total
Interest rate type	Variable (1)	Variable (2)	Fixed	Variable (3)	Fixed
Interest rate at 6/30/06	7.01%	8.95%	10.51%	10.58%	7.25%
Maturity date	9/22/2006	10/27/2006	10/10/2006	1/10/2007	3/23/2007
Maximum amount of line	200,000	200,000	300,000	100,000	-	800,000
Amount outstanding at 6/30/06	198,310	197,699	272,814	99,171	-	767,994
Remaining available	1,690	2,301	27,186	829	-	32,006
Approximate US dollar equivalent	$204,299	$203,669	$281,053	$102,166	$0	$791,187

(1)	Yield ratio of annual bank debenture plus 1.857%
(2)	Yield ratio of annual industrial financial debenture plus 3.0%
(3)	Pusan Bank's internal market related base rate plus 5.56%
(4)	The IBK facility was terminated in April 2006. See details below.

On March 24, 2006, the Industrial Bank of Korea (IBK) committed itself to extend a secured line of credit (the “March Facility”) of up to 1.5 billion Korean Won (or approximately $1.5 million in U.S. dollars) to SpatiaLight Korea. As of March 31, 2006, SpatiaLight Korea had drawn down approximately $1.5 million on the March Facility for working capital purposes and to repay certain of its outstanding indebtedness. On April 6, 2006, the March Facility was terminated by repaying all monies borrowed as well as certain prepayment and finance charges. IBK has released its lien on SpatiaLight Korea’s assets securing the March Facility and related personal guarantees made by certain officers. We terminated this line of credit as certain of the terms of the line might have been precluded by our other contractual obligations.

Senior Secured Convertible Debt Financing

On November 30, 2004, we completed a non-brokered private placement of $10 million of our Senior Secured Convertible Notes (the “November Financing”). The Senior Secured Convertible Notes accrue interest at 10% per annum, payable quarterly in cash or our common shares at our option, if certain conditions are met, such as the availability of an effective registration statement pursuant to which resales may be made or the availability of Rule 144(k) for resale of the common shares underlying our Senior Secured Convertible Notes. The value of the shares for the purposes of calculating interest payments shall be equal to the 20-day trailing average of the volume weighted average prices of our common shares at the end of each quarterly interest period. The Senior Secured Convertible Notes are due November 30, 2007.

The Senior Secured Convertible Notes are convertible, at the option of their holders, into our common shares at the conversion price of $9.72 per share. The Senior Secured Convertible Notes are senior to notes that we issued to Argyle Capital Management Corporation, which is wholly owned by Robert A. Olins, our Chief Executive Officer, Secretary, Treasurer and a Director. The holders of our Senior Secured Convertible Notes (the “Noteholders”) have a senior security interest in substantially all of our assets, except those located in South Korea. In addition, under the terms of the November 2004 Financing, we were prohibited from using the proceeds from the financing to repay debt or to pay dividends while the Senior Secured Convertible Notes are outstanding.

In a notice that we received on December 12, 2005, one of the holders of our Senior Secured Convertible Notes, Portside Growth & Opportunity Fund, an affiliate of Ramius Capital Group, LLC, notified us of two alleged events of default under their note (as set forth below). In a notice that we received on December 13, 2005, another holder of our Senior Secured Convertible Notes, Smithfield Fiduciary LLC, an affiliate of Highbridge Capital Management, LLC, notified us only with respect to the second event of default alleged by Portside. In a notice that we received on February 9, 2006, Portside notified us of a third alleged event of default under their note, as set forth below. Each of these notices call for us to redeem the entire $4.5 million principal amount of the Portside and Smithfield 2004 notes, or $9.0 million in the aggregate, plus a redemption premium of $675,000 plus liquidated damages to each of these holders of the 2004 notes pursuant to relevant provisions of their notes.

The following are the alleged defaults: (i) Registration Statement Failure pursuant to Section 4(a)(i) of their Senior Secured Convertible Notes - Based upon our filing of a Post-Effective Amendment to the registration statement on Form S-3 relating to the underlying common shares of the Senior Secured Convertible Notes (Reg. No. 333-122391); (ii) Failure to Make Interest Payment pursuant to Section 4(a)(v) of their Senior Secured Convertible Notes - Based upon a claim that we did not make a November 2005 interest payment; and (iii) Entering into unpermitted debt financing transactions prohibited pursuant to Section 4(a) (xi) of their Senior Secured Convertible Notes - Based upon a claim that certain debt financing transactions that we have entered into are not permitted under the Senior Secured Convertible Notes. We believe, after review with outside legal counsel, that these allegations lack merit and would not entitle the holders of the Senior Secured Convertible Notes to call their notes or to any of the other remedies that they are seeking. With respect to the first alleged event of default concerning the alleged registration maintenance failure, we contend that the filing of our post-effective amendments to the registration statements registering the underlying common shares did not and does not constitute an event of default under Section 4(a)(i) of Portside’s Senior Secured Convertible Note. We contend that the second allegation of default is incorrect because on November 30, 2005 (the interest due date), we tendered payment by forwarding checks payable to Portside, Smithfield and the other holders of our Senior Secured Convertible Notes by overnight courier to an attorney representing the holders for the full amounts of the relevant quarterly interest payments. That attorney did not distribute the checks to the four holders (although all were located in the same city), but instead returned the checks to us in California. We have since tendered payment of that full interest installment amount owing to all of the holders via federal funds wire into designated accounts for each of these parties. We contend that the third allegation of default lacks merit because we believe that the debt financing transactions that we have entered into are permitted under the Senior Secured Convertible Notes and, even if deemed not permitted, do not constitute a breach or failure in any material respect under the Senior Secured Convertible Notes.

We believe that Portside has undertaken to make allegations of events of default that lack merit in an attempt to achieve its objective of amending the terms of its Senior Secured Convertible Note to its advantage, including a reduction in the conversion price of the notes or an acceleration in repayment of principal on its Senior Secured Convertible Note, although that principal is not due and payable until the note's maturity date, which is November 30, 2007. We have rejected its offers in this regard. We will continue to take appropriate actions that we believe are in the best interests of our Company and our shareholders.

If the holders of the Senior Secured Convertible Notes were entitled to call their notes (a) the entire $10 million debt obligation can become due and payable immediately, including the redemption premiums and liquidated damages, and (b) we would, in accordance with FAS 78, “Classification of Obligations That are Callable by the Creditor”, classify then as a current liability. We believe, however, that the alleged events of default of which Portside and Smithfield have given notice lack merit and would not entitle the noteholders to the remedies that they are seeking. Therefore, we believe it is not probable the noteholders would prevail in calling the Senior Secured Convertible Notes. As a result, in accordance with, FAS 5, “Accounting for Contingencies,” we have continued to classify the Senior Secured Convertible Notes as long-term obligations in our balance sheet at June 30, 2006. The redemption premium and liquidated damages of $1.5 million and approximately $0.6 million, respectively, have not been accrued in our consolidated financial statements as of December 31, 2005 included in our Annual Report on Form 10-K/A for our fiscal year then ended or in the condensed consolidated financial statements as of June 30, 2006 included in this Form 10-Q. We refer you to Note 1 of our Notes to Consolidated Financial Statements contained in that Form 10-K/A report for additional information regarding the accounting treatment of the Senior Secured Convertible Notes

Audit Committee and SEC Investigation

As previously reported in our post-effective amendments to the Form S-3 Registration Statement registering the common shares underlying the Senior Secured Convertible Notes (the “Financing Registration Statement”) (File No. 333-122391) and the Form S-3 Registration Statement registering common shares on a “shelf” (the “Shelf Registration Statement”) (File No. 333-122392), we filed an unauthorized consent of BDO Siedman to Amendment Nos. 5 and 6 to the Financing Registration Statement and to Amendment Nos. 3 and 4 to the Shelf Registration Statement in order to incorporate by reference their report on our Consolidated Financial Statements for the fiscal years ended December 31, 2002 and 2003, respectively. Although we received the requisite authorized consents from BDO Seidman to incorporate by reference their report on the consolidated financial statements into the Financing Registration Statement and the Shelf Registration Statement when initially filed and in subsequent amendments thereto (and BDO Seidman has not withdrawn these subsequent consents), we did not receive the requisite authorization from BDO Seidman to file its consent as an exhibit to the penultimate and final pre-effective amendments to either the Financing Registration Statement or the Shelf Registration Statement (i.e. Amendment Nos. 5 and 6 and Amendment Nos. 3 and 4 to the respective registration statements). The penultimate and final pre-effective amendments to both the Financing Registration Statement and the Shelf Registration Statement were filed with the SEC on July 27, 2005.

The Audit Committee of our Board of Directors conducted an investigation and review of the developments pertaining to the BDO Seidman consent issue with the assistance of independent counsel.

The Audit Committee delivered its report, dated October 31, 2005, to our Chief Executive Officer, Robert A. Olins. The Report concluded that the evidence does not support a finding that any of our employees included the unauthorized BDO consents in the amendments to the Registration Statements referred to above with fraudulent intent or with specific knowledge that BDO Seidman had not authorized the filing of these consents. It concluded that the evidence was consistent with our inclusion of the consents due to lack of communication, a series of misunderstandings and/or a failure of inquiry. As to Mr. Olins, the Report concluded that the Audit Committee found no evidence that Mr. Olins was informed that BDO Seidman had not authorized the filing of these consents. However, it also found no evidence that Mr. Olins inquired or determined whether BDO Seidman had in fact authorized inclusion of the consents in these filings. The Audit Committee Report determined that Mr. Olins, as our Chief Executive Officer, did not exercise sufficient diligence in supervising the filing of the amendments to the Registration Statements, that this was a particularly serious failing in light of the SEC having highlighted the need for consents from BDO Seidman, and that as CEO he bears responsibility for the filings. The Audit Committee also stated its belief that, throughout the process of preparing and filing the amendments to the Registration Statements, Mr. Olins acted with our best interests and the best interests of our shareholders in mind, and that his lack of diligence was not motivated by self-interest and that nothing related to this incident personally benefited him financially.

The Audit Committee recommended three remedial actions. It concluded that the membership of the Board of Directors should be supplemented with a financial expert within the meaning of SEC rules. It also concluded that we must improve our corporate governance and disclosure controls, including hiring a full-time Chief Financial Officer and a Controller (who can be the same person). It further concluded that by reason of Mr. Olins' responsibility as CEO for supervision of corporate filings, he should reimburse us for the sum of $50,000, a portion of the costs incurred by us by reason of the unauthorized BDO Seidman consents and the resulting inquiries. In compliance with the Audit Committee Report, in December 2005, Mr. Olins made the $50,000 payment to reimburse the Company. To date, our Board of Directors has not been supplemented with a financial expert and we have not hired a fulltime CFO or Controller. As of April 28, 2006, we have hired a part-time Director of Accounting and Finance. We have been advised by the Staff of the SEC that the Staff is conducting an investigation into matters and events pertaining to the filing of the unauthorized BDO consent. We have been cooperating with the Staff with respect to this matter.

Short-Swing Profits

Our Audit Committee determined that Robert A. Olins, our Chief Executive Officer, Secretary, Treasurer and a Director failed to report the sale of an aggregate of 70,556 of our common shares in August 2005 and February 2006 at sales prices ranging from $5.30 to $3.00. Pursuant to Section 16 of the Exchange Act, in July 2006, Mr. Olins has filed all delinquent reports and disgorged $22,273 in “short-swing profits” that he realized from the sales.

State of Incorporation and Principal Office

We were incorporated under the laws of the State of New York in 1989. Our executive offices are located at Five Hamilton Landing, Suite 100, Novato, California 94949.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

We will compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, earnings are defined as (i) the sum of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less (ii) (a) interest capitalized, (b) preference security dividend requirements, if any, of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries, if any, that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting. Fixed charges are defined as the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements, if any, of consolidated subsidiaries.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the proceeds from the sale of the securities for general corporate purposes, including working capital and potential acquisitions of products and technologies. Accordingly, we will retain broad discretion over the use of these proceeds. We may also invest the proceeds in certificates of deposit, United States government securities, certain other interest-bearing securities or other short-term marketable securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

We will not receive any proceeds from the sale of our common shares that are made by the selling shareholders listed in this prospectus.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders were issued in the recent August 2006 Financing or issued as liquidated damages to those investors who participated in the January 2006 Financing or both. For additional information regarding the issuances, see “About SpatiaLight - August 2006 Financing” and “About SpatiaLight January 2006 Financing.”

August 2006 Financing

Central States, Southeast and Southwest Areas Pension Fund; SEI U.S. Small Companies Fund; SEI Institutional Managed Trust, Small Cap Growth Fund; SEI Institutional Investments Trust, Small Cap Fund; SEI Institutional Investments Trust, Small/Mid Cap Equity Fund; Optimix Investment Management Limited; Seligman Global Fund Series, Inc. - Global Smaller Companies Fund; Wellington Management Portfolios (Dublin) plc - Global Smaller Companies Equity Portfolio; Telstra Super Pty Ltd.; JB Were Global Small Companies Pooled Fund; Retail Employees Superannuation Trust; Australian Retirement Fund; JB Were Global Small Companies Fund - CFS; BC Telecom Pension Plan For Management and Exempt Employees; Maritime Life Discovery Fund; Pension Plan for Management and Professional of TELUS Corp - Alpha; Talvest Small Cap Cdn. Equity Fund; Talvest Global Small Cap Fund; NZ Funds Global Small Companies Trust; Goldman Sachs Global Manager Strategies; Stichting Bedrijfstakpensionefonds Voor Het Veroepsveroer Over De Weg; and WTC-CTF Small Companies Portfolio

January 2006 Financing Liquidated Damages

Central States, Southeast and Southwest Areas Pension Fund; SEI U.S. Small Companies Fund; SEI Institutional Managed Trust, Small Cap Growth Fund; SEI Institutional Investments Trust, Small Cap Fund; SEI Institutional Investments Trust, Small/Mid Cap Equity Fund; Optimix Investment Management Limited; Seligman Global Fund Series, Inc. - Global Smaller Companies Fund; Wellington Management Portfolios (Dublin) plc - Global Smaller Companies Equity Portfolio; Telstra Super Pty Ltd.; JB Were Global Small Companies Pooled Fund; Retail Employees Superannuation Trust; Australian Retirement Fund; JB Were Global Small Companies Fund - CFS; BC Telecom Pension Plan For Management and Exempt Employees; Maritime Life Discovery Fund; Pension Plan for Management and Professional of TELUS Corp - Alpha; Talvest Small Cap Cdn. Equity Fund; and Emergency Services Superannuation Board

Each of the above Selling Shareholders utilizes Wellington Management Co., LLP as an investment advisor registered under the Investors Act of 1940, as amended. According to a Schedule 13G/A that Wellington filed on February 14, 2006, Wellington beneficially owned 5,158,257 of our common shares as of that date.

----------------------------------

Except for (i) the selling shareholders’ ownership of the shares included in this prospectus, and (ii) the other relationships described in the preceding paragraphs in this “Selling Shareholders” section of the prospectus, the selling shareholders have not had any material relationship with us within the past three years.

Each of the selling shareholders, except Paulson Investment Company, Inc. has advised us that they are not broker-dealers. Pursuant to the January 2006 Financing, Paulson Investment Company, Inc. advised us that they acquired the securities in the January 2006 Private Placement in the ordinary course of business and that they did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities.

We are registering the shares in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholders of the August 2006 Financing purchased the common shares being offered by this prospectus on their behalf for $1,713,375. The selling shareholders who were investors who participated in the January 2006 Financing received the shares being offered by this prospectus on their behalf as liquidated damages; additional information regarding the issuance of shares to the investors who were participants in the January 2006 Financing is set forth under the caption, “About SpatiaLight - January 2006 Financing.”

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder prior to this offering, based on its ownership of the common shares being offered by this prospectus, as of August 9, 2006, (the closing date of the August 2006 Financing). The third column lists the common shares being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

With respect to the August 2006 Financing, in accordance with the terms of registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the shares issued to the selling shareholders in the August 2006 Financing.

The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution - Selling Shareholders."

Name of Selling Shareholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus (1)	Number of Shares Owned After Offering

Central States, Southeast and Southwest Areas Pension Fund (2) (nominee: Mac & Co)*	531,500	91,233	440,267
SEI U.S. Small Companies Fund (2)	67,800	13,540	54,260
SEI Institutional Managed Trust, Small Cap Growth Fund (2) (nominee: Hare & Co)*	583,900	118,667	465,233
SEI Institutional Investments Trust, Small Cap Fund (2) (nominee: Hare & Co)*	352,700	96,233	256,467
SEI Institutional Investments Trust, Small/Mid Cap Equity Fund (2) (nominee: Hare & Co)*	279,400	66,367	213,033
Optimix Investment Management Limited (2) (nominee: Gerlach & Co)*	40,000	10,713	29,287
Seligman Global Fund Series, Inc. - Global Smaller Companies Fund (2) (nominee: Cudd & Co)*	211,500	46,857	164,643
Wellington Management Portfolios (Dublin) plc - Global Smaller Companies Equity Portfolio(2) (nominee: Squidlake & Co)*	106,800	21,993	84,807
Telstra Super Pty Ltd. (2) (nominee: Hare & Co)*	132,000	27,123	104,877
JB Were Global Small Companies Pooled Fund (2) (nominee: Hare & Co)*	521,500	135,553	385,947
Retail Employees Superannuation Trust (2) (nominee: Cudd & Co)*	184,400	37,403	146,997
Australian Retirement Fund (2) (3) (nominee: Cudd & Co)*	157,900	31,970	125,930
JB Were Global Small Companies Fund - CFS (2) (nominee: Gerlach & Co)*	79,920	22,080	57,840
BC Telecom Pension Plan For Management and Exempt Employees (2) (nominee: Mac & Co)*	72,500	5,433	67,067
Maritime Life Discovery Fund (2) (nominee: Mac & Co)*	105,500	19,277	86,223
Pension Plan for Management and Professional of TELUS Corp - Alpha (2) (nominee: Mac & Co)*	55,457	10,867	44,590
Talvest Small Cap Cdn. Equity Fund (2) (nominee: Mac & Co)*	20,000	3,803	16,197
Emergency Services Superannuation Board (2) (nominee: Hare & Co)*	-	1,388	-
Talvest Global Small Cap Fund (2) (nominee: Mac & Co)*	52,000	10,000	42,000
NZ Funds Global Small Companies Trust (2) (nominee: Gerlach & Co.)*	41,200	8,000	33,200
Goldman Sachs Global Manager Strategies (2) (nominee: Hare & Co.)*	53,500	11,000	42,500
Stichting Bedrijfstakpensionefonds Voor Het Veroepsveroer Over De Weg (2) (nominee: Booth & Co.)*	-	16,500	-
WTC-CTF Small Companies Portfolio (2) (nominee: Finwell & Co.)*	98,235	20,500	77,735
Paulson Investment Company, Inc. (3)	600,000	27,725	572,275
Braeburn Special Opportunities Fund, LLC (4)	573,717	23,972	549,745
Braeburn Special Opportunities Fund II, LLC (5)	125,815	6,028	119,787

(1) The number of shares to be sold by the Selling Shareholders is based on the number of common shares issued to the Selling Shareholders in the August 2006 Financing and the common shares issued as liquidated damages pursuant to the January 2006 Registration Rights Agreement.

(2) Wellington Management Company, LLP (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by this selling shareholder.

*   footnote already included

(3) Paulson Investment Company, Inc. is an institutional investor.

(4) Braeburn Special Opportunities Fund, LLC is an institutional investor.

(5) Braeburn Special Opportunities Fund II, LLC is an institutional investor.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsecured and unsubordinated obligations or our subordinated obligations. We use the term “senior debt securities” to refer to the unsecured and unsubordinated obligations. We use the term “subordinated debt securities” to refer to the subordinated obligations. The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as is described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture with a trustee to be named in the senior debt securities indenture and identified in the applicable prospectus supplement. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture with a trustee to be named in the subordinated debt securities indenture and identified in the applicable prospectus supplement. In both instances, the indenture and additional materials made part of the indenture under the Trust Indenture Act of 1939, as in effect on the indenture date, will describe the specific terms of the debt securities. The indenture will be subject to and governed by the Trust Indenture Act. We use the term “indenture” to refer to the senior debt securities indenture or the subordinated debt securities indenture. We use the term “indentures” to refer both the senior debt securities indenture and the subordinated debt securities indenture. We use the term “trustee” to refer to the trustee named in the senior debt securities indenture or the subordinated debt securities indenture. We use the term “trustees” to refer to both the trustee named in the senior debt securities indenture and the subordinated debt securities indenture.

Notwithstanding the foregoing, the issuance of any debt securities will require the consent of the holders of a majority in interest of our Senior Secured Convertible Notes, to the extent that such notes remain issued and outstanding at the time of issuance of any additional debt securities. There can be no assurance that the holders of the Senior Secured Convertible Notes will consent to our issuance of any additional debt securities or that the terms of their consent will be reasonable from our standpoint.

The following summary of selected provisions that will be in indentures and in the debt securities is not complete. Before making an investment in our debt securities, you should review the applicable prospectus supplement and the form of applicable indenture, which will be filed with the SEC in connection with the offering of the specific debt securities.

General

Pursuant to this prospectus, we can issue up to $75 million aggregate principal amount of debt securities under the indentures or if the debt securities are issued at a discount, or in foreign currency, foreign currency units, or in a composite currency, in a principal amount as may be sold for an initial public offering price of up to $75 million. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other. We may issue our debt securities at par, at a premium or at a discount. Unless otherwise specified, the debt securities of each series will be our direct, unsecured obligations.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title of the series of debt securities;

•	whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the name of the trustee and its corporate trust office;

•
whether the debt securities of the series are to be issuable in registered or bearer form or both and whether the debt securities of the series may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary with respect to such temporary or permanent global debt security and the circumstances under which beneficial owners of interests in any such temporary or permanent global debt security may exchange such interests for debt securities of such series of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	any other terms required to establish a series of bearer securities, including, but not limited to, tax compliance procedures;

•	the price or prices at which the debt securities of the series will be issued;

•	the denominations in which the debt securities may be issuable, if other than in denominations of $1,000 or any integral multiple thereof;

•
the person to whom any interest will be payable on any debt securities of the series, if other than the person in whose name the debt security is registered at the close of business on the regular record date for the payment of interest;

•	the date or dates on which the principal of and premium, if any, on the debt securities of the series is payable and the method or methods, if any, used to determine those dates;

•	the rate or rates (which may be fixed or variable) at which the debt securities of the series will bear interest or the method or methods, if any, used to calculate those rate or rates;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine those dates;

•
the stated maturities of installments of interest, if any, on which any interest on the debt securities of the series will be payable and the regular record dates for any interest payable on any debt securities of the series which are registered securities;

•
the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on the debt securities of the series will be payable and the place or places where the debt securities of the series may be presented for transfer and, if applicable, conversion or exchange and the place or places where notices and demands in respect of the debt securities of the series may be served on us;

•	the terms and conditions upon which we may, or the holders of our debt securities may, require us to redeem or repurchase such debt securities;

•
our obligation, if any, to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities, the conditions, if any, giving rise to such obligation, and the period or periods within which, the price or prices at which and the terms and conditions upon which, the debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

•	the currency of denomination;

•
the currency or currencies, including composite currencies, of payment of principal or premium, if any, and interest, if any, on the debt securities of the series, if other than U.S. dollars, and, if other than U.S. dollars, whether the debt securities of the series may be satisfied and discharged other than as provided in the applicable indenture;

•
if the amount of payments of principal, premium, if any, and interest, if any, on the debt securities of the series is to be determined by reference to an index (including, but not limited to, the price of a particular commodity, a commodities index, stock exchange index, or other financial index), formula or other method, or based on a currency, currencies, or currency unit other than that in which the debt securities of the series are stated to be payable or are denominated, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

•	the provisions, if any, relating to any security provided for the debt securities;

•
if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•
if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the series to any holder in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances and procedures under which we will make these payments, and whether those additional amounts paid by us will be treated as interest or principal pursuant to the applicable indenture, and whether we will have the option to redeem these debt securities rather than pay these additional amounts;

•
whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•
whether the debt securities of the series are issuable upon the conversion or exchange of other debt or equity securities, and, if so, the terms and conditions upon which the issuance will be effected, including the time, manner and place for the issuance;

•
any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•
whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•
whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•
any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities of the series, whether or not these events of default or covenants are consistent with the events of default or covenants set forth in this prospectus and any change in the rights of the trustee or the requisite holders of the debt securities of the series to declare the principal amount of that series due and payable pursuant to the applicable indenture;

•	any special United States federal income tax considerations applicable to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered will also describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement and indenture, if any. Special United States federal tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement. In addition, special United States federal tax considerations or other restrictions or terms applicable to any debt securities to be issued in bearer form, offered exclusively to non-United States holders or denominated in a currency other than United States dollars will be set forth in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do so, we will describe the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

Subordination of Subordinated Debt Securities

Except as otherwise described in the applicable prospectus supplement relating to a series of subordinated debt securities, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will rank junior in right of payment to the prior payment in full of all senior indebtedness.

Form, Exchange, Registration and Transfer

Each series of a debt security will be represented by either one or more global securities registered in the name of the Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”), or both, as set forth in the applicable prospectus supplement. The debt securities of a series may be also as bearer securities (with or without coupons attached) or as both registered securities (either as book-entry debt securities or certificate debt securities) and bearer securities. Book-entry debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “--Global Debt Securities.”

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities of any series may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities of any series that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

In the event of any redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of, or exchange any debt securities of the series or portion thereof, called for redemption, except the unredeemed portion of any being redeemed in part.

Covenants

All covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on debt securities of the series will be made at an office of the agency designated by us in accordance with the applicable indenture, except that at our option, payment of principal and premium, if any, or interest also may be made by check payable to payee and mailed to the address of payee as it appears in the debt securities registrar or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities of a series will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment.

Global Debt Securities

The debt securities of a series may be issued in whole or in the form of one or more fully registered global securities. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. Global debt securities are expected to be deposited with the Depository Trust Company. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until a debt security is exchanged in whole or in part for the individual debt security represented thereby, a debt security in global form may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in ‘street name,’ and will be the responsibility of such participant. We are not responsible or liable (and neither is the trustee or our agent) for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

Events of Default

Unless otherwise indicated in an applicable prospectus supplement, each indenture will provide that if an event of default occurs and is continuing with respect to a series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, that portion of the principal amount of the debt securities as may be specified by the terms thereof) of the debt securities of that series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind the declaration.

Under each indenture, unless otherwise specified in an applicable prospectus supplement with respect to a series of debt securities, the following events will constitute an event of default with respect to a series of debt securities:

•	default in payment of the principal of any debt security of the series or any required sinking fund payment;

•	default in payment of any interest or other amounts on any debt security of the series when due, continuing for 30 days;

•
with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a “Notice of Default”;

•	specified events of bankruptcy or insolvency; and

•	any other event of default applicable to a series of debt securities as set forth in the applicable prospectus supplement.

The trustee will give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence of the default. However, the trustee may withhold notice of any default under the debt securities of a series, other than a payment default, if it determines that withholding the notice is in the interests of the holders.

Unless otherwise specified in an applicable prospectus supplement with respect to a series of debt securities, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series so long as the direction does not conflict with any law or the indenture and subject to other limitations provided for in the applicable indenture. Before proceeding to exercise any right or power under the indenture at the direction of holders, the trustee will be entitled to receive from the holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with the direction. Unless otherwise specified in an applicable prospectus supplement with respect to a series of debt securities, no holder will have any right to pursue any remedy with respect to the applicable indenture or the debt securities, unless:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to pursue the remedy;

•	the holder or holders have offered to the trustee reasonable security or indemnity satisfactory to the trustee;

•
the holders of a majority in aggregate principal amount of the outstanding debt securities of the series have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

•	the trustee has failed to comply with the request within the 60-day period.

Notwithstanding the foregoing, the right of any holder of any debt security or coupon to receive payment of the principal of, premium, if any, and interest in respect of a debt security or payment of the coupon on the date specified for payment in the debt security or coupon representing the installment of interest (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of payment may not be impaired or adversely affected without the holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to that series and its consequences, other than (i) any default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series, or (ii) any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected as described in “—Modification and Waiver,” below.

Unless otherwise specified in an applicable prospectus supplement, each indenture will provide for us to deliver to the trustee within 120 days after the end of each of our fiscal years an officers’ certificate stating whether or not the signers know of any default that occurred during the last fiscal year.

Modification and Waiver

Except as otherwise described in the applicable prospectus supplement, the indentures will permit us and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities or any related coupons:

•	to evidence the succession of another corporation to us and the assumption by it of our obligations under the applicable indenture and the debt securities;

•
to add to our covenants, agreements and obligations for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the applicable indenture upon us;

•
to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions (including restrictions relating to payment in the United States) on the payment of principal of and premium, if any, or interest, if any, on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of debt securities in uncertificated form;

•	to establish the form or terms of debt securities of any series or coupons as permitted by the applicable indenture;

•
to provide for the acceptance of appointment under the applicable indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of that indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•
to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that the addition, change or elimination neither (a) applies to any debt security of any series that was created prior to the execution of the supplemental indenture and is entitled to the benefit of that provision nor (b) modifies the rights of the holder of any such debt security with respect to that provision;

•	to add events of default for the benefit of all or any series of debt securities;

•	to secure the debt securities; or

•	to make any other change that does not adversely affect the rights of any holder of the debt securities.

Unless otherwise specified in an applicable prospectus supplement, each indenture will also permit us and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities or any premium payable upon redemption thereof;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon declaration of acceleration of maturity thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	reduce the percentage of the outstanding debt securities of any series necessary to modify or amend the indenture;

•	modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default; or

•
in the case of subordinated debt securities, amend or modify any of the provisions of the applicable indenture relating to subordination of the debt securities in any manner adverse to the holders of the debt securities.

Unless otherwise specified in an applicable prospectus supplement, holders of not less than a majority of the principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by us with certain of the restrictive covenants described above with respect to the debt securities of that series.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, we will be able to discharge all of our obligations, other than administrative obligations such as facilitating transfers and exchanges of certificates and replacement of lost or mutilated certificates, relating to a series of debt securities under an indenture by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all of the remaining payments of principal, premium and interest on those debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel based on a United States Internal Revenue Service ruling or other change in U.S. federal income tax law stating that holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

Upon the defeasance and discharge, the holders of the debt securities of the series will no longer be entitled to the benefits of the applicable indenture, except for the purposes of registration of transfer and exchange of the debt securities of the series and replacement of lost, stolen or mutilated debt securities and may look only to the deposited funds or obligations for payment.

The Trustees under the Indentures

The trustees under the indentures, and/or one or more of their respective affiliates, may be lenders under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. Each trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if any trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The trustees will perform only those duties that are specifically set forth in the indentures, unless an event of default occurs and is continuing. In case an event of default occurs and is continuing, a trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable Law

Unless otherwise specified in an applicable prospectus supplement, the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Conversion or Exchange

If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities, the specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

If specified in the prospectus supplement respecting a series of debt securities, some or all of the subsidiaries of SpatiaLight specified in the prospectus supplement may unconditionally guarantee to each holder and the trustee, on a joint and several basis, among other things, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by some or all of our subsidiaries, other than “minor” subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors on an unsecured basis. The obligations of each guarantor under each guarantee of the debt securities will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

DESCRIPTION OF CAPITAL STOCK

Our Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 100,000,000 common shares, $.01 par value. Our Restated Certificate of Incorporation, as amended, does not authorize us to issue preferred shares or any other series of common shares. As of August 28, 2006, 41,559,240 common shares were issued and outstanding.

The holders of our common shares have equal ratable rights to dividends from funds legally available therefore, when and if declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common shares upon the liquidation, dissolution or winding up of our affairs. We have not paid, and have no current plans to pay, dividends on our common shares. Under the terms of the November 2004 Financing, we are prohibited from paying cash dividends while the Senior Secured Convertible Notes issued in the November 2004 Financing remain outstanding. Holders of our common shares are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding common shares are, and those offered hereby will be when issued, validly issued, fully paid and nonassessable. The holders of our common shares do not have cumulative voting rights, which means that the holders of a plurality of such outstanding common shares can elect all of our directors then standing for election.

For the complete terms of our common shares, please refer to our Restated Certificate of Incorporation, as amended, and our Bylaws that are incorporated by reference into the Registration Statement that is included this prospectus. The New York Business Corporation Law may also affect the terms of these securities.

American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our common shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common shares or debt securities or other securities issuable by us. Warrants may be issued independently or together with debt securities or common shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. If we do not act as our own warrant agent, each series of warrants will be issued under a separate warrant agreement or agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of common shares purchasable upon exercise of the warrants and the price at which such number of common shares may be purchased upon the exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires;

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of common shares or principal amount of our debt securities at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events set forth in the warrants and described in such prospectus supplement. After the close of business on the expiration date of the applicable warrants (or such later date to which we may extend such expiration date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the warrant and in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common shares including the right to receive payments of any dividends on the common shares purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

DESCRIPTION OF UNITS

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer from time to time pursuant to this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, common shares, and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common shares, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as a holder of any security included in the unit.

Title

SpatiaLight, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase debt securities, common shares or warrants. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriter will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving the subscription rights in such subscription rights offering.

The applicable prospectus supplements will describe the specific terms of any subscription:

• the title of such subscription rights;

• the securities for which the subscription rights are exercisable;

• the exercise price for the subscription rights;

• the number of the subscription rights issued to each stockholder;

• the extent to which the subscription rights are transferable;

• if applicable, a discussion of certain United States federal income tax consideration;

• the date on which the right to exercise the subscription rights will commence, and the date on which such right will expire;

• the extent to which such subscription rights include an over−subscription privilege with respect to unsubscribed securities;

• if applicable, certain term of any standby underwriting agreement that we may enter into in connection with the subscription rights offering; and

• any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of subscription rights to purchase for cash such principal amount of debt securities, common shares, warrants or any combination thereof, at such exercise price as will in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void. Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the debt securities, common shares, or warrants purchasable upon such exercise. If we offer subscription rights only to our shareholders, then in the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION
SpatiaLight, Inc.

We may sell the securities from time to time through underwriters or dealers, or directly to purchasers, or through agents.

We may directly sell or solicit offers to purchase securities, or we may designate agents to solicit such offers at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or our trust subsidiaries must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make. Remarketing firms, agents, underwriters and dealers may be customers of ours, engage in transactions with us, or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities, the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Selling Shareholders

We are registering common shares sold in the August 2006 Financing and common shares issued as liquidated damages to those investors who participated in the January 2006 Financing to permit the resale of these common shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares. We will bear all fees and expenses incident to our obligation to register the shares.

The selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	in sales pursuant to Rule 144;

•	in which broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The selling shareholders may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, by regulations under the Securities Act or otherwise, the prospectus would be supplemented or be the subject of one or more post-effective amendments, as the case may be, to reflect the foregoing transactions.

The selling shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses of the registration of the common shares pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of any securities offered by us in the applicable prospectus supplement will be passed upon by Bryan Cave LLP, New York, NY, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS
The financial statements incorporated by reference in this prospectus have been audited by Odenberg, Ullakko, Muranishi & Co. LLP, a registered public accounting firm as of December 31, 2005 and for the three years then ended set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE TO FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-732-0330. You may also inspect our SEC filings free of charge at the SEC’s website at http://www.sec.gov. Finally, you may also inspect reports and other information concerning SpatiaLight at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SpatiaLight common shares are traded on The Nasdaq SmallCap Market under the symbol “HDTV”. SpatiaLight’s website is located at http://www.spatialight.com. However, the information on our website does not constitute a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC (File No. 000-19828) are incorporated in this prospectus by reference:

•	Annual Report on Form Form 10-K/A Amendment No. 1 for the fiscal year ended December 31, 2005, filed with the SEC on April 11, 2006.

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2006 and June 30, 2006, respectively, filed with the SEC on May 10, 2006 and August 9, 2006.

•
The description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 1992, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

•
Current Reports on Form 8-K and 8-K/A filed with the SEC on January 19, 2006, February 14, 2006, March 14, 2006, March 23, 2006, April 13, 2006, June 6, 2006, June 14, 2006, July 19, 2006 and August 14, 2006, respectively.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and before the termination of the offering of the securities under this prospectus shall be considered incorporated by reference in this prospectus and be a part of this prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document, which also is considered to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Assistant Secretary of SpatiaLight, Inc., Five Hamilton Landing, Suite 100, Novato, California 94949 (telephone: (415) 883-1693).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of SpatiaLight and (b) any director or officer of SpatiaLight who served any other company in any capacity at the request of SpatiaLight, in the manner and to the maximum extent set forth in the Business Corporation Law of the State of New York; and SpatiaLight may at the discretion of the Board of Directors indemnify all other corporate personnel to the extent permitted by law.

In addition, our Certificate of Incorporation provides that no director shall be liable to SpatiaLight or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (relating to the making of illegal distributions to shareholders or loans to directors).

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SpatiaLight as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SpatiaLight as provided above, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE INDICATED BELOW DOES NOT MEAN THAT THE INFORMATION IS STILL CORRECT AS OF ANY SUBSEQUENT DATE.

SPATIALIGHT, INC.

$75,000,000

COMMON SHARES
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
WARRANTS
UNITS

PROSPECTUS

SEPTEMBER [__], 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table itemizes the costs and expenses incurred by us in connection with the offering of the shares being registered. All of the amounts shown are estimates except the SEC registration fee.

Item	Amount

SEC Registration Fee	$8,238.99
Accounting fees and expenses	$15,000.00
Legal fees and expenses	$25,000.000
Printer’s Fees	$0
Miscellaneous expenses	$0
Total	$48,238.99

ITEM 15. Indemnification of Directors and Officers.

Our Restated Certificate of Incorporation, as amended, of the Registrant, filed November 6, 1991, provides in relevant part at paragraph 7, that

The directors of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this certificate of incorporation, provided, however, that the provisions contained herein shall not eliminate such directors’ liability if a judgment or other final adjudication adverse to the director establishes that (i) the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law; (ii) that the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) that the directors’ acts violated the provisions of Section 719 of the New York Business Corporation Law.

As authorized by Article V of the Registrant’s Bylaws, directors and officers of the Registrant, and certain of the Registrant’s employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the New York Business Corporation Law. Article V of the Registrant’s Bylaws provides as follows:

5.1 INDEMNIFICATION. The Corporation shall indemnify
(a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by law.

5.2 AUTHORIZATION. The provisions for indemnification set forth in Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders, (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

The New York Business Corporation Law, Article 7, Sections 721-726 provides for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement under the New York Business Corporation Law are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the New York Business Corporation Law provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. In addition, statutory indemnification may not be provided in derivative actions (i) which are settled or otherwise disposed of or (ii) in which the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnity.

Section 723 of the New York Business Corporation law provides that statutory indemnification is mandatory where the director or officer has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding. Section 723 also provides that expenses of defending a civil or criminal action or proceeding may be advanced by the corporation upon receipt of an undertaking to repay them if and to the extent the recipient is ultimately found not to be entitled to indemnification. Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers. We do not have in effect insurance policies providing both directors and officers liability coverage and corporate reimbursement coverage.

The foregoing provisions provide for the indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act. It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations. The SEC takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 16. Exhibits.

The following exhibits are filed with this Registration Statement unless otherwise indicated:

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement with respect to common shares.†
1.2	Form of Underwriting Agreement with respect to Debt Securities.†
1.3	Form of Underwriting Agreement with respect to Warrants.†
1.4	Form of Underwriting Agreement with respect to Guarantees of Debt Securities.†
3.1
Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form S-3 Registration Statement filed with the SEC on November 18, 1999).

3.2
Certificate of Amendment of Certificate of Incorporation , filed with the New York Department of State on June 11, 1996 (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form S-3 Registration Statement filed with the SEC on November 18, 1999).

3.3
Certificate of Amendment of Certificate of Incorporation, filed with the New York Department of State on July 6, 2006 (incorporated by reference to Exhibit 4.2 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2006.

3.4	Bylaws (incorporated by reference to Exhibit B to the Company’s Form 8-K filed February 7, 1995).
4.1	Form of Common Share Certificate.*
4.2	Form of Debt Securities.†
4.3	Form of Warrant Agreement.†
4.4	Form of Indenture.†
4.5	Form of Indenture Security.†
4.6	Form of Warrant Agreement and Warrant Certificate.†
5.1	Opinion of Bryan Cave LLP.†
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.†
23.2	Consent of Bryan Cave LLP.†
24.1	Power of attorney.
25.1	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.†
_________________

† To be filed by amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K, to the extent applicable, in connection with an offering.

* Previously filed.

ITEM 17. Undertakings.

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective  amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	If the registrant is relying on Rule 430B:

i.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or  paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on September 1, 2006.

SPATIALIGHT, INC.

By:	/s/ Robert A. Olins
Robert A. Olins
Chief Executive Officer, Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert A. Olins
Robert A. Olins	Chief Executive Officer	September 1, 2006

*/s/ Robert A. Olins
Robert A. Olins	Director	September 1, 2006

*/s/ Lawrence J. Matteson
Lawrence J. Matteson	Director	September 1, 2006

*/s/ Claude Piaget
Claude Piaget	Director	September 1, 2006

*/s/Robert C. Munro
Robert C. Munro	Director	September 1, 2006

*/s/ David F. Hakala
David F. Hakala	Director	September 1, 2006

*/s/ Herbert Ehrenthal
Herbert Ehrenthal	Director	September 1, 2006

*/s/ Jerilyn Kessel
Jerilyn Kessel	Director	September 1, 2006
*Pursuant to Power of Attorney filed as Exhibit 24.1.

*By: /s/ Robert A. Olins
Robert A. Olins (Attorney-in-fact)		September 1, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement with respect to common shares.†
1.2	Form of Underwriting Agreement with respect to Debt Securities.†
1.3	Form of Underwriting Agreement with respect to Warrants.†
1.4	Form of Underwriting Agreement with respect to Guarantees of Debt Securities.†
3.1
Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form S-3 Registration Statement filed with the SEC on November 18, 1999).

3.2
Certificate of Amendment of Certificate of Incorporation , filed with the New York Department of State on June 11, 1996 (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form S-3 Registration Statement filed with the SEC on November 18, 1999).

3.3
Certificate of Amendment of Certificate of Incorporation, filed with the New York Department of State on July 6, 2006 (incorporated by reference to Exhibit 4.2 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2006.

3.4	Bylaws (incorporated by reference to Exhibit B to the Company’s Form 8-K filed February 7, 1995).
3.1	Certificate of Incorporation, as amended (Amendments to document filed as Exhibit 3.1 to the Company’s Amendment No. 1 to Form S-3 Registration Statement filed November 18, 1999).
3.2	Certificate of Amendment of Certificate of Incorporation of SpatiaLight, Inc.
3.3	Bylaws (incorporated by reference to Exhibit B to the Company’s Form 8-K filed February 7, 1995).
4.1	Form of Common Share Certificate.*
4.2	Form of Debt Securities.†
4.3	Form of Warrant Agreement.†
4.4	Form of Indenture.†
4.5	Form of Indenture Security.†
4.6	Form of Warrant Agreement and Warrant Certificate.†
5.1	Opinion of Bryan Cave LLP.†
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.†
23.2	Consent of Bryan Cave LLP.†
24.1	Power of attorney.
25.1	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.†
_________________
† To be filed by amendment to this Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K, to the extent applicable, in connection with an offering.

* Previously filed.